EXHIBIT 99

FOR IMMEDIATE RELEASE

THE ROWE COMPANIES ANNOUNCES

FOURTH QUARTER AND FULL YEAR OPERATING RESULTS

——

McLEAN, VA, Jan. 13, 2004 – The Rowe Companies (AMEX:ROW), a leading furniture manufacturer and retailer, today reported operating results for the fourth quarter and fiscal year ended Nov. 30, 2003.

For the fourth quarter, net earnings from continuing operations totaled $2,632,000, or $.20 per diluted share, compared to earnings in the prior year fourth quarter of $52,000, or $.00 per diluted share. Net shipments increased 14.5% to $77.5 million, compared with $67.7 million for the same period last year. Gross profit increased to 37.9% of net shipments compared with 37.7% of net shipments for the same period last year. Included in sales and administrative costs for the quarter was pretax income of $729,000 ($452,000 or $.03 per share after tax) for the final settlement of legal issues stemming from the 2001 bankruptcy of a former customer.

For the fiscal year, net earnings from continuing operations were $1,000,000 or $.08 per share compared to a loss of $(2,335,000) or $(.18) in the prior year. Net shipments were $279.4 million, a 3.4% increase from the prior year shipments of $270.1 million. Gross profit margins increased to 36.2% of shipments from 35.8% as retail margins improved and retail operations accounted for a larger percentage of total shipments. Included in earnings in the prior year was a charge of $1.4 million, net of taxes, or $(0.11) per share, for the combination of the former Home Elements division into Storehouse.

Net earnings for the fourth quarter of fiscal 2002 and fiscal years 2002 and 2003 included earnings from discontinued operations and gain on sale relating to Mitchell Gold, which was sold in April of 2003. All prior periods have been restated to reflect Mitchell Gold’s results as discontinued operations.

“Our Storehouse retail business continues to show strong sales growth, with an 11% same store sales increase in the fourth quarter for the second consecutive quarter of double digit same store sales gains, “ said Gerald M. Birnbach, Chairman and President. “Our Rowe Furniture shipments increased 3.5% in this quarter, continuing the improving trend we saw at the end of the third quarter. We are optimistic that the market demand the Company experienced during the second half of 2003 will continue. Looking forward to fiscal 2004 our plans project mid-single digit sales gains for Rowe Furniture and for comparable store sales growth at Storehouse.”

Due to progress on new information technology system initiatives, certain legacy systems will be removed from service early in fiscal 2004. This resulted in a non-cash charge of $144,300 after tax or $(.01) per share in the fourth quarter of 2003 and will result in a non-cash charge of $433,000 after tax or $(.03) per share for the first quarter of fiscal 2004 and $144,300 after tax or $(.01) per share for the second quarter of fiscal 2004.

The Rowe Companies operates two subsidiaries in the home furnishings industry: Rowe Furniture, Inc., a major manufacturer of quality upholstered furniture serving the middle and upper middle market throughout the U.S.; and Storehouse, Inc. a multi-channel, lifestyle home furnishings business including 61 retail home furnishings stores. Storehouse makes good design accessible by selling an edited assortment of casual, contemporary home furnishings through its stores located in the Southeast, Southwest, and Mid-Atlantic markets and its catalog.

Statements in this press release concerning Rowe’s business outlook or future economic performance, anticipated profitability, revenues, expenses or other financial items; together with other statements that are not historical facts, are “forward-looking statements” as that term is defined under Federal Securities Laws. “Forward-looking statements” are subject to risks, uncertainties and other factors which could cause actual results to differ materially from those stated in such statements. Such risks, uncertainties and factors include, but are not limited to, industry cyclicality, fluctuations in customer demand and order patterns, the seasonal nature of the business, changes in pricing, and general economic conditions, as well as other risks detailed in Rowe’s filings with the Securities and Exchange Commission.

– table follows –

Contact:	Gene S. Morphis, Chief Financial Officer
703-847-8670

THE ROWE COMPANIES AND WHOLLY-OWNED SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND TWELVE MONTHS ENDED NOVEMBER 30, 2003 AND DECEMBER 1, 2002

(Unaudited)

	Three Months Ended		Twelve Months Ended
	November 30, 2003	December 1, 2002	November 30, 2003	December 1, 2002
	($ in thousands – except per share amounts)
Net shipments	$77,455	$67,664	$279,385	$270,084
Cost of shipments	48,075	42,139	178,248	173,463

Gross profit	29,380	25,525	101,137	96,621

Selling and administrative expenses	24,128	23,591	95,513	94,703
Retail restructuring and other charges	100	262	225	2,351

Operating income (loss)	5,152	1,672	5,399	(433)

Interest expense	(1,015)	(1,409)	(4,462)	(4,316)
Other income	320	40	1,167	1,519

Earnings (loss) from continuing operations before taxes	4,457	303	2,104	(3,230)

Tax expense (benefit)	1,825	251	1,104	(895)

Net earnings (loss) from continuing operations	2,632	52	1,000	(2,335)

Earnings from discontinued operations, net of tax expense of $0, $820, $664 and $3,064, respectively	—	2,081	1,084	4,355

Gain on sale of Mitchell Gold, net of tax benefit of $1,473	—	—	462	—

Net earnings	$2,632	$2,133	$2,546	$2,020

Net earnings (loss) from continuing operations per common share	$0.20	$0.00	$0.08	$(0.18)

Net earnings per common share	$0.20	$0.16	$0.19	$0.15

Weighted average common shares	13,167	13,166	13,167	13,152

Net earnings (loss) from continuing operations per common share assuming dilution	$0.20	$0.00	$0.08	$(0.18)

Net earnings per common share assuming dilution	$0.20	$0.16	$0.19	$0.15

Weighted average common shares and equivalents	13,232	13,185	13,205	13,193

THE ROWE COMPANIES AND WHOLLY-OWNED SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	November 30, 2003	December 1, 2002
	($ in thousands)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$3,708	$274
Restricted cash collateralizing letters of credit	3,674	1,938
Accounts receivable, net	19,889	24,344
Notes receivable	100	200
Inventories	32,387	37,207
Deferred income tax asset	880	2,118
Prepaid expenses and other	2,711	3,589

Total current assets	63,349	69,670

PROPERTY AND EQUIPMENT, net	41,624	51,769
GOODWILL, net	14,224	40,565
OTHER NONCURRENT ASSETS	10,871	12,288

	$130,068	$174,292

LIABILITIES
CURRENT LIABILITIES
Current maturities of long-term debt	$3,314	$5,945
Accounts payable and accrued liabilities	22,744	27,526
Payment due under earn-out obligation	—	12,800
Customer deposits	13,512	10,436

Total current liabilities	39,570	56,707

LONG-TERM DEBT	34,312	63,475
DEFERRED LIABILITIES	4,269	5,287

Total liabilities	78,151	125,469

Total stockholders' equity	51,917	48,823

	$130,068	$174,292